UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

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ADDITIONAL MATERIALS

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2023

Dear Stockholders:

At the upcoming Monolithic Power Systems, Inc. (the “Company,” “MPS,” “we,” “us,” or “our”) Annual Meeting of Stockholders to be held on June 15, 2023 (the “Annual Meeting”), stockholders are being asked to vote, on an advisory basis, to approve the Company’s named executive officer (“NEO”) compensation (see Proposal 3 in our proxy statement filed on May 1, 2023 (the “Proxy Statement”)). The Board of Directors (the “Board”) recommends that stockholders vote “FOR” Proposal 3.

We believe in actively engaging with, and listening to, our stockholders on important issues. The Board and I sincerely appreciate the constructive feedback received from our stockholders in 2022, and we look forward to further engagement prior to the Annual Meeting. In 2022 and 2023, we have made significant progress on our 2021 environmental goals and related disclosures. We would like to take this opportunity to provide you with an update on these matters before our Annual Meeting.

ENVIRONMENTAL GOALS:

In February 2021, our Compensation Committee approved qualitative performance metrics which tied a portion of our executive compensation to environmental goals. The objective of these goals was the establishment of an effective and responsible long-term program that would help reduce the environmental impact from our business operations. To build this program, we needed to establish strong processes to ensure that the environmental goals (a) were carefully designed and thoroughly vetted by the management team and the Board, (b) met or exceeded expectations of stockholders, rating agencies, customers and other stakeholders, (c) complied with regulatory standards and requirements, (d) aligned with our long-term business strategy, and (e) were in line with our larger peers in the semiconductor industry.

These initiatives took us close to two and a half years to complete. One of the significant challenges we faced in implementing our ESG program was our growth rate being higher than many of our larger semiconductor peers. For example, our average revenue growth rate for the past three completed fiscal years was 42%, while the analog industry grew 19%, as reported by the Semiconductor Industry Association. Because of our business growth, we had to conduct more extensive implementation efforts and carefully balance environmental goals with our long-term business and operational objectives.

We believe the work we have accomplished since early 2021 fully demonstrates the rigor of the performance conditions. Our efforts over the past two and a half years included the following:

●

Despite an initial learning curve and staff turnover challenges, we were able to hire additional employees with sustainability expertise, build a strong cross-functional team and invest in system infrastructure to help track, analyze and report data.

●	We undertook extensive planning, baseline research and analyses, and evaluations of our global operations and long-term business plan.
●	We worked with outside subject matter experts to help us conduct benchmarking analyses and gain insights into the best practices of our peers.
●

We thoroughly evaluated multiple versions of the long-term proposals because we wanted to set goals that are realistic, rigorous and achievable, while avoiding the risk or perception of “greenwashing.”

In April 2023, the Compensation Committee approved the achievement of the environmental goals set in February 2021. We believe we have developed a robust ESG program with challenging reduction targets that support MPS’s commitment to address climate risks. We published our first Corporate Responsibility Report, which is available in the “Investor Relations” section of our website at www.monolithicpower.com. The information contained in our Corporate Responsibility Report and on our website is not part of the Proxy Statement or these additional materials, and is not incorporated by reference into the Proxy Statement or these additional materials.

The following chart highlights the timeline of the implementation of our ESG program over the past two and a half years:

The project is broken down into three phases, discussed in detail below.

Phase 1: Planning and Project Implementation

For the first phase of the project, we established the proper oversight, created an ESG Steering Committee to lead the program, defined the scope of our ESG program, engaged consultants from Institutional Shareholders Services (“ISS”) and MSCI to advise us on our initial efforts, and invested in the necessary additional resources to support these initiatives.

We believe that effective oversight is essential to ensure our ESG practices and policies are aligned with our Environmental and Climate Change Policy, long-term business strategy, and external requirements and expectations. For this reason, in 2021, we began engaging our Board on ESG matters at least quarterly. Internally, we formed an ESG Steering Committee consisting of a team of two senior executives in charge of compliance and operations, cross-functional managers and personnel to establish our missions and sustainability policies, and to supervise the management and execution of our ESG initiatives.

We spent a significant amount of time in 2021 defining the scope of our environmental projects for our global operations. Our business is heavily concentrated in China, and prior to 2021, our Scope 1 and Scope 2 greenhouse gas (“GHG”) emissions data came from these operations, using certain non-global reporting standards. As part of our evaluation, we changed our approach to cover our global operations and conform with an internationally accepted carbon accounting standard, the GHG Protocol. This methodology allowed us to more comprehensively assess how emissions were generated in each of our global facilities and to identify those facilities with the most critical impact within our operational scope. Based on this project plan, we developed measurable milestones designed to ensure that our goals could be achieved within the performance period set by the Compensation Committee, and within a budget that would not cause a significant burden to our financial resources and operations.

We engaged sustainability consultants from both ISS and MSCI in 2021 and 2022 to help us better understand the key environmental priorities for the semiconductor industry and other key stakeholders. In addition, we conducted an analysis and identified gaps in our performance for GHG emissions, waste management and product efficiency. These insights helped us prioritize areas of focus and design an effective project plan.

To successfully implement the ESG program, we invested in additional staff with substantial expertise, both academically and professionally, who understands relevant regulatory requirements and best practices, and can manage the complex technical issues. In 2022, after a rigorous search in a competitive market, we hired a Sustainability Manager and an ESG Manager with strong academic backgrounds and professional experience in sustainability and ESG program management. They are responsible for carrying out the tasks set by our ESG Steering Committee, conducting analyses, engaging with third-party advisors and data verification firms, and reporting on our progress throughout the organization.

Due to the complexity of the project and the amount of data to be collected and evaluated, we invested in a software platform in 2022 to help us collaborate across multiple teams, manage the collection, measurement, auditability and reporting of our data, and build a compliance program.

Phase 2: Data Collection and Analyses

For the second phase of the project, we conducted analyses of all of our global facilities, verified the completeness and accuracy of data, and successfully passed the Scope 1 and Scope 2 GHG emissions audit performed by a third-party data verification firm. In addition, the Board recognizes that our environmental sustainability efforts must go beyond reducing GHG emissions. Therefore, we also completed an assessment of our waste handling procedures and evaluated the energy efficiency of our solutions used in data centers. For purposes of this filing, we are focusing on our work related to our carbon footprint, which we see as the most important of our environmental initiatives.

As a result of changing our emissions reporting requirements to include our global operations, and in anticipation of the need for third-party verification, we spent a significant amount of time in 2022 to:

(a)

collect, analyze and reconcile data that was far more complex than what we had reviewed and compiled in previous years, including a thorough review of our Scope 1 and Scope 2 data sources such as refrigerants, natural gas heating, generators, electricity and fuel covering global facilities, which include testing facilities, design centers, EMC labs and offices;

(b)	identify and apply the appropriate emission factors for each data source by location;

(c)

improve the quality of records and documentation using our software platform, so that we could accurately and timely report our data in accordance with global frameworks such as the Sustainability Accounting Standards Board and the Task Force on Climate-Related Financial Disclosures; and

(d)	educate and train our international teams to ensure our methodologies are understood and consistently applied.

The complexity of our global operations, and the sheer volume and decentralization of our data sources meant our ESG Steering Committee worked for 2022 and the early part of 2023 to complete the Scope 1 and Scope 2 GHG data analyses. To establish the credibility of our emissions data, we also spent two months working with a third-party firm specializing in auditing GHG emissions data, and we received assurance on the accuracy and completeness of our emissions data in accordance with certain globally accepted assurance standards.

Phase 3: Goal Setting and Reporting

During phase three of the project, we evaluated different environmental reduction proposals, assessed the risks and costs associated with each proposal, and conducted peer benchmarking research against other semiconductor companies. We published our first Corporate Responsibility Report, which is available in the “Investors Relations” section of our website at www.monolithicpower.com. The Corporate Responsibility Report highlights our environmental initiatives, which include establishing rigorous and achievable mid- and long-term reduction goals approved by our Board, taking into account that these targets would need to be balanced against our growth and strategic expansion of our manufacturing capacity outside of China.

Upon completion of the baseline studies outlined above, the ESG Steering Committee spent the second half of 2022 and early 2023 developing GHG reduction targets that we believe are reasonable, rigorous and measurable. This involved an in-depth analysis of:

(a)

various reduction measures including investments in new equipment and procedures for refrigerant reductions, renewable energy credits, green tariffs and solar panels, as well as the economic benefits and costs of implementing these measures in each country where we have significant operations;

(b)	our long-term business expansion plan, as well as refrigerant, fuel and electricity usage projections for our facilities, including those that have not yet started operations, through 2030; and

(c)	our long-term financial model designed to achieve the proposed reduction goals.

Furthermore, to align with best practices within the semiconductor industry, we conducted a peer benchmarking analysis with ISS and studied the scope of our peers’ environmental initiatives, their assumptions and methodologies, targets and timelines for reducing GHG emissions and adopting renewable energy, and performance against their goals.

Throughout phase three, our management team regularly evaluated and provided feedback on the GHG reduction proposals. They reviewed market studies conducted by the ESG Steering Committee on renewable energy credits, green tariffs and solar panels, assessed the overall rigor of the reduction goals in comparison with our peers, evaluated the reasonableness of key assumptions used in our financial model, and assessed the financial, operational and regulatory risks associated with the proposals.

Given that our Board is responsible for the oversight of our ESG program, our ESG Steering Committee has provided quarterly updates to the Board on our progress throughout this process. Our Board has evaluated our performance, challenged methodologies and assumptions used, and more importantly, ensured that our ESG initiatives align with our long-term business strategy without undesired or excessive risks. At the conclusion of phase three, our Board approved rigorous mid- and long-term goals on GHG emissions, renewable electricity, waste management and power density improvements related to certain products used in data centers.

Our Board will continue to review our progress and hold our executives accountable for driving towards our reduction and other ESG goals. The Compensation Committee plans to include ESG initiatives among the Company's long-term priorities in designing a portion of the performance goals for the officers and key members of the ESG Steering Committee.

In conclusion, we hope you appreciate the tremendous amount of work our team, including the ESG Steering Committee, the management team and the Board, has put into this project over the past two and a half years. Our efforts and deliverables were thorough and rigorous, and we did not cut corners in order to meet the 2021 performance goals.

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We are proud of our record financial achievements in 2022. As we look ahead, we believe our technologies and product and market diversification strategy will enable us to create sustainable and consistent growth opportunities. In addition, we are very excited about our ESG journey, and we are ready to tackle the challenges of integrating our ESG initiatives into our business operations. We are confident about MPS’s future and will continue our commitment to enhance long-term value for our stockholders.

Our Board of Directors unanimously recommends that the stockholders vote “for” the compensation of our named executive officers, as disclosed in the compensation discussion and analysis, compensation tables and related narratives and descriptions of the Proxy Statement and as further described herein.

On behalf of the entire Board, we would like to thank you for your continued support.

Sincerely,

Saria Tseng

Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary

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